Sweetgreen, Inc. Announces

Change to the Executive Leadership Team

LOS ANGELES, CA (December 6, 2022) - Today, sweetgreen, announces that Chris Carr, Chief Operating Officer ("COO"), will be departing the Company for personal reasons on March 17, 2023. In the first quarter of 2023, Chris will stay on in an advisory capacity. Effective January 1, 2023, Stephanie Traut, SVP of Operations, will oversee Operations reporting directly to Jonathan Neman.

Jonathan Neman, Co-Founder and Chief Executive Officer, shared, “Chris has been a valued member of the sweetgreen leadership team and I’m grateful for the contributions he has made. Chris joined the company at the height of the pandemic and helped us navigate a challenging and uncertain operating environment. He led the simplification of our operations and laid the foundation for scale as we enter our next phase of growth. On behalf of the Board of Directors and the company, I would like to thank him for the positive impact he has had on sweetgreen and wish him every success in his future endeavors."

Chris Carr, COO, said, "As I reflect on my time with sweetgreen, I’m immensely proud of the work we’ve done together. We have an incredible team of leaders who are dedicated to our mission of connecting people to real food. The strength of the team gives me confidence in my personal decision. In addition to being a continued loyal customer, I look forward to watching sweetgreen’s continued growth.”

Traut joined sweetgreen in August 2021 bringing over 20 years of operational leadership. Prior to joining sweetgreen, Stephanie served as Chief Operating Officer of Vasa Fitness. Stephanie also served in a variety of roles at Starbucks for nearly 8 years, including as Vice President Licensed Stores - Southwest, Vice President Workforce Management, and Director of Labor and Deployment.
“Stephanie came to sweetgreen with deep operational expertise in the restaurant space. In her time here, she has proven herself as a respected and effective hands-on leader. I am confident that Stephanie will continue to raise the bar and give our guests and team members an exceptional experience,” said Neman.

About sweetgreen:
sweetgreen (NYSE: SG) passionately believes that real food should be convenient and accessible to everyone. Every day their team members create plant-forward, seasonal, and earth-friendly meals from fresh ingredients and produce that prioritizes organic, regenerative, and local sourcing. Sweetgreen strongly believes in harnessing the power of technology to enhance the customer experience to meet their customers where they are. Sweetgreen’s strong food ethos and investment in local communities have enabled them to grow into a national brand with a mission to build healthier communities by connecting people to real food. To learn more about sweetgreen and its menu, visit www.sweetgreen.com. Follow sweetgreen on Instagram, Facebook and Twitter @sweetgreen.

sweetgreen Contact, Investor Relations: Rebecca Nounou ir@sweetgreen.com sweetgreen Contact, Media: Maude Michel press@sweetgreen.com
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